Exhibit 99.1

Whitestone Uptown Tower, LLC Files for Chapter 11 Bankruptcy Protection

DALLAS, TX – December 1, 2023 – Whitestone Uptown Tower, LLC, the owner of the Uptown Tower office building in Dallas, Texas, announced today that it has filed a Chapter 11 voluntary petition for bankruptcy in the United States Bankruptcy Court for the Northern District of Texas. The bankruptcy filing comes on the eve of a foreclosure sale of the property scheduled for December 5, 2023. A Whitestone REIT subsidiary is a guarantor on the Uptown Tower mortgage loan.

Whitestone Uptown Tower, LLC is a subsidiary of Pillarstone Capital REIT Operating Partnership LP, a partnership owned by Pillarstone Capital REIT, as general partner, and Whitestone REIT Operating Partnership, L.P., as limited partner. Pillarstone was seeking to sell the property to satisfy the loan obligations, but was blocked by Whitestone’s refusal to approve the sale as required by the legal action between the parties in the Delaware Chancery Court. The parties are awaiting a decision from the Delaware Chancery Court after a trial in July of this year.

Pillarstone’s CEO, Bradford D. Johnson, characterized the bankruptcy filing as “a necessary step after Pillarstone efforts to resolve the dispute with Whitestone failed to achieve a workable solution.”